Exhibit 10.2

CAPITAL ONE FINANCIAL CORPORATION
2004 Stock Incentive Plan
Restricted Stock Unit Award Agreement

No. of Units: 14,368

THIS RESTRICTED STOCK UNIT AWARD AGREEMENT (this “Agreement”), dated May 9, 2016 (the “Date of Grant”), between CAPITAL ONE FINANCIAL CORPORATION, a Delaware corporation (“Capital One” or the “Company”), and RICHARD BLACKLEY (“you”), is made pursuant and subject to the provisions of the Company’s 2004 Stock Incentive Plan, as amended and restated (the “Plan”), and all capitalized terms used herein that are defined in the Plan shall have the same meaning given them in the Plan unless otherwise defined herein. For purposes of this Agreement, “Employer” means the entity (Capital One, Subsidiary or Affiliate) that employs you.

WHEREAS, Article 8 of the Plan provides for the award from time to time in the discretion of the Committee of Restricted Stock Units, representing shares of common stock of Capital One, $.01 par value per share (“Common Stock”), the vesting and issuance of which is subject to continued employment with Capital One or its Subsidiaries or Affiliates or other conditions;

W I T N E S S E T H :

1.    Grant of Restricted Stock Units. Capital One hereby grants to you 14,368 Restricted Stock Units (the “Restricted Stock Units”). The Restricted Stock Units shall vest, and the underlying shares of Common Stock (such underlying shares, the “Shares”) shall be issuable, only in accordance with the provisions of this Agreement and of the Plan. The Restricted Stock Units will not have voting rights.

2.    Non-Transferability. Subject to the provisions of Section 3 hereof, the rights represented by the Restricted Stock Units shall not be assignable or transferable, or otherwise alienated or hypothecated, under any circumstances. Any purported or attempted transfer of such Restricted Stock Units or such rights shall be null and void and shall result in the immediate forfeiture and cancellation of the Restricted Stock Units.

3.    Issuance of Common Stock.

(a)     Vesting. Except as provided in Sections 3(b), 3(c) and 3(d) below and to the extent not previously vested or forfeited as provided herein, the Restricted Stock Units shall vest, and the Shares shall be issuable in full without restrictions on transferability, according to the following schedule:

One-quarter of the Restricted Stock Units on May 9, 2017
One-quarter of the Restricted Stock Units on May 9, 2018
One-quarter of the Restricted Stock Units on May 9, 2019
One-quarter of the Restricted Stock Units on May 9, 2020

Each of the immediately above dates shall be a “Scheduled Vesting Date.”

(b)    Effect of Termination of Employment.

(i)    Except as provided in Section 3(b)(ii), 3(b)(iii), and 3(d), upon your termination of employment with your Employer for any reason all Restricted Stock Units shall immediately be forfeited (to the extent not previously vested or forfeited as provided herein).

(ii)    Upon your termination of employment with your Employer as a result of your death or Disability, the Restricted Stock Units shall immediately vest, and the Shares shall be issuable in full without restrictions on transferability, upon such termination of employment (to the extent not previously vested or forfeited as provided herein).

(iii)    Upon your termination of employment by your Employer in a manner that makes you eligible for severance compensation or benefits, you will receive continued vesting of the Restricted Stock Units scheduled to vest on each of the Scheduled Vesting Dates as if a termination of employment had not occurred subject to (A) your execution of a separation agreement and/or general release of claims within a period of time as required by Capital One or your Employer (in a form as prescribed by Capital One or your Employer, a “Release”), (B) such Release becoming effective and irrevocable in accordance with its terms and (C) your continued compliance with the terms of such Release through each Scheduled Vesting Date. To the extent a Scheduled Vesting Date occurs prior to the expiration of the period of time Capital One or your Employer provides you to sign the Release, you shall be entitled to vesting of the applicable portion of your Restricted Stock Units on such Scheduled Vesting Date even if you have not yet executed the Release. For avoidance of doubt, such continued vesting shall immediately cease (and any then-unvested Restricted Stock Units shall be immediately forfeited) in the event that you violate the terms and conditions of the Release. For purposes of this Section 3(b)(iv), you will be considered to have experienced a termination of employment by your Employer in a manner that makes you eligible for severance compensation or benefits if (X) you are a U.S. associate and you are eligible to receive benefits under any applicable U.S. Capital One severance plan in place at the time of your termination of employment, (Y) you are a U.K. associate and experience a termination by mutual agreement or redundancy, or (Z) you are a Canadian associate and experience an involuntary termination of employment that qualifies for severance payments under local law.

(c)    Vesting Schedule following certain severance-eligible terminations by your Employer.

(i)    Unless otherwise determined by the Committee or the independent members of the Board of Directors, as applicable, and to the extent permitted or required by law, a portion of the Restricted Stock Units shall vest, and the Shares shall be issuable in full without restrictions on transferability, following you becoming entitled to continued vesting pursuant to Section 3(b)(iii), at a time determined by Capital One, only and to the extent sufficient, if sold at Fair Market Value, on the date of such determination, to provide for the payment of any tax liability caused as a consequence of such eligibility condition or entitlement in accordance with applicable tax laws. It is understood that the remaining portion of the Restricted Stock Units shall continue to vest on the Scheduled Vesting Dates as provided herein (to the extent not previously vested or forfeited as provided herein).

(ii)    Notwithstanding any other provision of this Agreement to the contrary, Capital One and/or your Employer will take all necessary steps to withhold the amount determined pursuant to the immediately foregoing paragraph in satisfaction of any applicable tax withholding liability.

(d)    Effect of Change of Control.

(i)    Upon your termination of employment by your Employer without Cause or by you for Good Reason (each as defined below), in either case on or prior to the second anniversary of the occurrence of a Change of Control of Capital One, then, notwithstanding anything herein to the contrary, the Restricted Stock Units shall vest and the Shares shall be issuable in full without restrictions on transferability immediately upon the occurrence of your termination of employment following such Change of Control (to the extent not previously vested or forfeited as provided herein); provided, however, that if the Restricted Stock Units are considered deferred compensation under Section 409A of the Code and not exempt from Section 409A of the Code as a short-term deferral or otherwise, and you are a “specified employee,” as defined in and pursuant to Reg. Section 1.409A 1(i) or any successor regulation, on the date of any such termination of employment without Cause or for Good Reason, you will not be entitled to such vesting earlier than the earlier of (i) the date which is six months from the date of your “separation from service” (as defined in Reg. Section 1.409A 1(h) or any successor regulation) as a result of such termination and (ii) your death.

(ii)    For purposes of this Section 3(d), “Cause” shall mean (1) the willful and continued failure to perform substantially your duties with your Employer (other than any such failure resulting from incapacity due to physical or mental illness or following your delivery of a Notice of Termination for Good Reason), after a written demand for substantial performance is delivered to you by your Employer that specifically identifies the manner in which your Employer believes that you have not substantially performed your duties, or (2) the willful engaging by you in illegal conduct or gross misconduct that is materially and demonstrably injurious to the Company and/or its Affiliates. No act, or failure to act, on the part of you shall be considered “willful” unless it is done, or omitted to be done, by you in bad faith or without reasonable belief that your action or omission was in the best interests of the Company and/or its Affiliates. Any act, or failure to act, based upon the advice of counsel for the Company or your Employer shall be conclusively presumed to be done, or omitted to be done, by you in good faith and in the best interests of the Company and/or its Affiliates.

(iii)    For purposes of this Section 3(d), “Good Reason” shall mean (1) the assignment to you of any duties inconsistent in any respect with your position (including status, offices, titles and reporting requirements), authority, duties or responsibilities, or any action by your Employer that results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and that is remedied by your Employer promptly after receipt of notice thereof given by you; (2) any failure by the Company or your Employer to pay your compensation owed other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and that is remedied by the Company or your Employer promptly after receipt of notice thereof given by you; (3) the Employer’s requiring you (I) to be based at any office or location more than 35 miles from the office or location at which you were required to work as of the date of this Agreement or (II) to travel on Company or Employer business to a substantially greater extent than required during the 120-day period immediately prior to the date the Change of Control occurs; or (4) any other action or inaction that constitutes a material breach by the Company of this Agreement or by your Employer of any employment agreement. Your mental or physical incapacity following the occurrence of an event described above in clauses (1) through (4) shall not affect your ability to terminate employment for Good Reason.

(iv)    Any termination by your Employer for Cause, or by you for Good Reason, shall be communicated by Notice of Termination to the other party. “Notice of Termination” means a written notice that (1) indicates the specific termination provision in this Agreement relied upon, (2) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated, and (3) if the Date of Termination (as defined herein) is other than the date of receipt of such notice, specifies the Date of Termination (which Date of Termination shall be not more than 30 days after the giving of such notice). The failure by you or your Employer to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Good Reason or Cause shall not waive any right of you or the Company, respectively, hereunder or preclude you or the Company, respectively, from asserting such fact or circumstance in enforcing your or the Company’s respective rights hereunder.

(v)    “Date of Termination” means, if your employment is terminated by your Employer for Cause, or by you for Good Reason, the date of receipt of the Notice of Termination or such later date specified in the Notice of Termination, as the case may be. You and your Employer shall take all steps necessary to ensure that any termination described in this Section 3(d) constitutes a “separation from service” within the meaning of Section 409A of the Code, and notwithstanding anything contained herein to the contrary, the date on which such separation from service takes place shall be the “Date of Termination.”

4.    Modification and Waiver. Except as provided in the Plan with respect to determinations of the Committee and subject to the Committee’s right to amend the Plan, neither this Agreement nor any provision hereof can be changed, modified, amended, discharged, terminated or waived orally or by any course of dealing or purported course of dealing, but only by an agreement in writing signed by you and Capital One; provided that, changes, modifications and amendments not detrimental to you may be made in writing signed only by Capital One. No such agreement shall extend to or affect any provision of this Agreement not expressly changed, modified, amended, discharged, terminated or waived or impair any right consequent on such a provision. The waiver of or failure to enforce any breach of this Agreement shall not be deemed to be a waiver or acquiescence in any other breach thereof.

5.    Tax Withholding. If you become subject to withholding under applicable tax laws, you agree to pay Capital One the amount required to be withheld by one or more of the following methods:

(a) Capital One’s designated agent will automatically withhold the number of shares having a Fair Market Value equal to the amount required to be withheld and deliver the proceeds thereof to Capital One; or

(b) by such other methods as Capital One may make available from time to time.

Further, if you are subject to any income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to your participation in the Plan (“Tax-Related Items”) in more than one jurisdiction between the Date of Grant and the date of any relevant taxable or tax withholding event, as applicable, you acknowledge that Capital One and/or your Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

If you are employed or reside outside of the United States, this section is replaced in its entirety with the relevant section in Appendix B.

6.    Dividend Equivalents. With respect to the Restricted Stock Units, dividend equivalents shall be paid to you in cash as soon as is practicable after dividends are paid to the Company’s other stockholders.

7.    Governing Law. This Agreement shall be governed by United States federal law and, to the extent not preempted thereby, by the laws of the State of Delaware. Capital One and you hereby consent and submit to the personal jurisdiction and venue of any state or federal court located in any city or county of Delaware for resolution of any and all claims, causes of action or disputes arising out of this Agreement. You and Capital One agree that the court shall not set aside the Committee’s determinations unless there is clear and convincing evidence of bad faith or fraud.

8.    Conflicts. In the event of any conflict between the provisions of the Plan as in effect on the Date of Grant and the provisions of this Agreement, except terms otherwise defined herein, the provisions of the Plan shall govern. All references herein to the Plan shall mean the Plan as in effect on the date hereof.

9.    Bound by Plan. In consideration of the grant of the Restricted Stock Units, you agree that you will comply with such conditions as the Committee may impose on the Restricted Stock Units and be bound by the terms of the Plan.

10.     Employment Status. This Agreement does not constitute a contract of employment nor does it alter your terminable at will status or otherwise guarantee future employment.

11.     Binding Effect. This Agreement shall be binding upon, enforceable against, and inure to the benefit of you and your legatees, distributees and personal representatives, and Capital One and its successors and assigns.

12.    Forfeiture Event. You agree to reimburse the Company with respect to the Restricted Stock Units to the extent required under Section 304 of the Sarbanes-Oxley Act of 2002 or as otherwise required by law.

13.    Data Protection. You consent to the collection, processing and transfer (including international transfer) of your personally identifiable data in connection with the grant of the Restricted Stock Units and participation in the Plan. If you reside or are employed outside of the United States, your personal data is subject to the terms as set out in Appendix A for the purposes specified therein.

14.    Severability. This Agreement shall be enforceable to the fullest extent allowed by law. In the event that any provision of this Agreement is determined to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, then that provision shall be reduced, modified or otherwise conformed to the relevant law, judgment or determination to the degree necessary to render it valid and enforceable without affecting the validity, legality or enforceability of any other provision of this Agreement or the validity, legality or enforceability of such provision in any other jurisdiction. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be deemed severable from the remainder of this Agreement, and the remaining provisions contained in this Agreement shall be construed to preserve to the maximum permissible extent the intent and purposes of this Agreement.

15.    Addendum to Agreement. If you reside or are employed outside of the United States, notwithstanding any provisions of this Agreement to the contrary, the Restricted Stock Units shall be subject to such special terms and conditions for your country of residence (and country of employment, if different), as Capital One may determine in its sole discretion and which shall be set forth in Appendix B to this Agreement (the “Addendum”). If you transfer your residence and/or employment to another country, any special terms and conditions for such country will apply to the Restricted Stock Units to the extent Capital One determines, in its sole discretion, that the application of such terms and conditions is necessary or advisable in order to comply with local laws, rules and regulations, or to facilitate the operation and administration of the Restricted Stock Units and the Plan (or Capital One may establish additional terms and conditions as may be necessary or advisable to accommodate your transfer). In all circumstances, the Addendum shall constitute a part of these terms and conditions.

16.    Miscellaneous. In accepting the grant, you acknowledge and agree that:

(a)    this Agreement is intended to comply with the applicable requirements of Section 409A of the Code and shall be limited, construed and interpreted in a manner so as to comply therewith;

(b)    your obligations under this Agreement shall survive any termination of your employment with the Company for any reason;

(c)    Any of the Company’s rights or remedies under this Agreement shall be cumulative and in addition to whatever other remedies the Company may have under law or equity;

(d)    Any recovery by the Company under this Agreement will be a recovery of Restricted Stock Units to which you were not entitled under this Agreement and is not to be construed in any manner as a penalty;

(e)    the Company may, to the maximum extent permitted by applicable law and Section 409A of the Code, retain for itself funds or securities otherwise payable to you pursuant to this Agreement to satisfy any obligation or debt that you owe the Company, including any obligations hereunder. The Company may not retain such funds or securities until such time as they would otherwise be distributable to you in accordance with this Agreement;

(f)    the Company reserves the right to impose other requirements on the Restricted Stock Units, any Shares acquired pursuant to the Restricted Stock Units, and your participation in the Plan, to the extent Capital One determines, in its sole discretion, that such other requirements are necessary or advisable in order to comply with local laws, rules and regulations, or to facilitate the administration of the Restricted Stock Units and the Plan. Such requirements may include (but are not limited to) requiring you to sign any agreements or undertakings that may be necessary to accomplish the foregoing; and

(g) Capital One from time to time distributes and makes available to associates disclosure documents, including a prospectus, relating to the Plan. You may also contact the HR Help Center to obtain copies of the Plan disclosure documents and the Plan. You should carefully read the Plan disclosure documents and the Plan. By accepting the benefits of this Agreement you acknowledge receipt of the Plan and the Plan disclosure documents and agree to be bound by the terms of this Agreement and the Plan. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by Capital One or a third-party designated by Capital One.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed on their behalf.

CAPITAL ONE FINANCIAL CORPORATION

By:	/s/ Jory Berson
Jory Berson
Chief Human Resources Officer

PARTICIPANT

By:	/s/ Richard Blackley
Richard Blackley

By electronically accepting the Award, YOU agree that (i) such acceptance constitutes YOUR electronic signature in execution of this Agreement; (ii) YOU agree to be bound by the provisions of the Plan, the Agreement and the Addendum; (iii) YOU HAVE reviewed the Plan, the Agreement and the Addendum in their entirety, haVE had an opportunity to obtain the advice of counsel prior to accepting the Award and fully understand all of the provisions of the Plan, the Agreement and the Addendum; (iv) YOU HAVE been provided with a copy or electronic access to a copy of the U.S. prospectus for the Plan; and (v) YOU hereby agree to accept as binding, conclusive and final all decisions or interpretations of the COMMITTEE upon any questions arising under the Plan, the Agreement and the Addendum.

* * * * *

APPENDIX A

DATA PROTECTION PROVISION FOR PARTICIPANTS WHO RESIDE OR ARE EMPLOYED OUTSIDE OF THE UNITED STATES

If you reside or are employed outside of the United States, pursuant to applicable personal data protection laws, Capital One hereby notifies you of the following in relation to your personally identifiable data (“Personal Data”) and the collection, processing and transfer of such data in relation to Capital One’s grant of the Restricted Stock Units and participation in the Plan. The collection, processing and transfer of Personal Data is necessary for Capital One’s administration of the Plan and your participation in the Plan, and although you have the right to deny or object to the collection, processing and transfer of Personal Data, your denial and/or objection to the collection, processing and transfer of Personal Data may affect your participation in the Plan. As such, you voluntarily acknowledge and consent (where required under applicable law) to the collection, use, processing and transfer of Personal Data as described herein:

Capital One and your Employer hold certain Personal Data about you, including (but not limited to) your name, home address and telephone number, date of birth, social security number (social insurance number, resident registration number or tax identification number) or other employee identification number, salary, nationality, job title, any shares of Common Stock or directorships held in Capital One, details of all entitlements to shares of Common Stock (or cash) awarded, canceled, purchased, vested, unvested or outstanding in your favor, for the purpose of managing and administering the Plan. The Personal Data may be provided by you or collected, where lawful, from your Employer, Capital One, its Affiliates and/or third parties, and Capital One and your Employer will process the Personal Data in this context for the exclusive purpose of implementing, administering and managing your participation in the Plan. The Personal Data processing will take place through electronic and non-electronic means correlated to the purposes for which Personal Data are collected and with confidentiality and security provisions as set forth by applicable laws and regulations in your country of residence (or country of employment, if different). Personal Data will be accessible within the organization only by those persons requiring access for purposes of the implementation, administration and operation of the Plan and for the participation in the Plan.

Capital One and your Employer will transfer Personal Data internally as necessary for the purpose of implementation, administration and management of your participation in the Plan, and Capital One and/or your Employer may further transfer Personal Data to any third parties assisting Capital One in the implementation, administration and management of the Plan. The third party recipients of Personal Data may be any Affiliate of Capital One or a broker/administrator that Capital One may engage to assist with the implementation, administration and management of the Plan from time to time, including, but not limited to, E*TRADE (or its successor), and any third party vendors with whom E*TRADE (or its successor) has contracted to provide services under the Plan. These recipients may be located in the European Economic Area, or in in other countries, such as the United States, which may not be considered to provide the same level of privacy protection to Personal Data as that provided by your home country. You hereby authorize (where required under applicable law) such processing and transfer of Personal Data.

You may, at any time, exercise your rights provided under applicable personal data protection laws, which may include the right to (i) obtain confirmation as to the existence of the Personal Data, (ii) verify the content, origin and accuracy of the Personal Data, (iii) request the integration, update, amendment, deletion or blockage (for breach of applicable laws) of the Personal Data, (iv) oppose, for legal reasons, the collection, processing or transfer of the Personal Data which is not necessary or required for the implementation, administration and/or operation of the Plan and your participation in the Plan, and (v) withdraw your consent to the collection, processing or transfer of Personal Data as provided hereunder (in which case, the Restricted Stock Units will become null and void). You may seek to exercise these rights by contacting the equity administrator at equityadministrator@capitalone.com.

APPENDIX B

ADDENDUM TO RESTRICTED STOCK UNIT AGREEMENT FOR PARTICIPANTS WHO RESIDE OR ARE EMPLOYED OUTSIDE OF THE UNITED STATES

In addition to the terms of the Plan and the Agreement and unless otherwise determined by Capital One, in its sole discretion, the Restricted Stock Units are subject to the following additional terms and conditions as set forth in this addendum to the Agreement (the “Addendum”) to the extent you reside or are employed in one of the countries addressed herein. To the extent you transfer residence or employment to another country, the special terms and conditions for such country as reflected in this Addendum (if any) will apply to you to the extent Capital One determines, in its sole discretion, that the application of such terms and conditions is necessary or advisable in order to comply with local laws, rules and/or regulations, or to facilitate the operation and administration of the Restricted Stock Units and the Plan (or Capital One may establish alternative terms and conditions as may be necessary or advisable to accommodate your transfer). All defined terms contained in this Addendum shall have the same meaning as set forth in the Plan and the Agreement.

ALL NON-U.S. COUNTRIES

Except to the extent superseded by a term or condition set forth herein for a country in which you reside or are employed, the following provisions apply if you reside or are employed outside of the United States (or transfer residence or employment to a country outside of the United States).

1.Discretion to Settle in Cash. Notwithstanding any provision in the Agreement to the contrary, if you are resident or employed outside of the United States, Capital One may, in its sole discretion, settle the Restricted Stock Units in the form of a cash payment to the extent settlement in Shares: (i) is prohibited under local law; (ii) would require you, Capital One and/or its Subsidiaries or Affiliates to obtain the approval of any governmental and/or regulatory body in your country of residence (or country of employment, if different); (iii) would result in adverse tax consequences for you, Capital One or your Employer; or (iv) is administratively burdensome. Alternatively, Capital One may, in its sole discretion settle the Restricted Stock Units in the form of Shares but require you to sell such Shares immediately or within a specified period following your termination of employment (in which case, this Agreement shall give Capital One the authority to issue sales instructions on your behalf).

2.No Advice Regarding Grant. No employee of Capital One or your Employer is permitted to advise you regarding your participation in the Plan or your acquisition or sale of Shares underlying the Restricted Stock Units. You are hereby advised to consult with your own personal tax, legal and financial advisors before taking any action related to the Plan.

3.Insider Trading and Market Abuse Laws. Your country of residence may have insider trading and/or market abuse laws that may affect your ability to acquire or sell Shares under the Plan during such times you are considered to have “inside information” (as defined by the laws in your country). These laws may be the same or different from any Capital One insider trading policy. You acknowledge that it is your responsibility to be informed of and compliant with such regulations, and you are advised to speak to your personal advisor on this matter.

4.English Language. You acknowledge and agree that it is your express intent that the Agreement, the Plan and all other documents, notices and legal proceedings entered into, given or instituted pursuant to the Restricted Stock Units, be drawn up in English. If you have received the Agreement, the Plan or any other documents related to the Restricted Stock Units translated into a language other than English, and if the meaning of the translated version is different than the English version, the English version will control.

5.Not a Public Offering in Non-U.S. Jurisdictions. Neither the grant of the Restricted Stock Units under the Plan nor the issuance of the underlying Shares upon vesting of the Restricted Stock Units is intended to be a public offering of securities in your country of residence (and country of employment, if different). Capital One has not submitted any registration statement, prospectus or other filings to the local securities authorities in jurisdictions outside of the United States unless otherwise required under local law.

6.Compliance with Local Law. You agree to repatriate all payments attributable to Shares and/or cash acquired under the Plan in accordance with local foreign exchange rules and regulations in your country of residence (and country of employment, if different). In addition, you agree to take any and all actions, and consent to any and all actions taken by Capital One and its Subsidiaries and Affiliates, as may be required to allow Capital One and its Subsidiaries and Affiliates to comply with local laws, rules and regulations in your country of residence (and country of employment, if different). You also agree to take any and all actions as may be required to comply with your personal legal and tax obligations under local laws, rules and regulations in your country of residence (and country of employment, if different).

7. For purposes of this Agreement the following provision shall replace Section 5 of the Agreement in its entirety.
5. Responsibility for Taxes; Tax Withholding.

(a)    You acknowledge that, regardless of any action taken by Capital One or your Employer, the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to your participation in the Plan and legally applicable to you (“Tax-Related Items”), is and remains your responsibility and may exceed the amount actually withheld by Capital One or your Employer. You further acknowledge that Capital One and your Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Restricted Stock Units, including, but not limited to, the grant, vesting or settlement of the Restricted Stock Units, the subsequent sale of Shares acquired pursuant to such settlement and the receipt of any dividend equivalents and/or dividends; and (2) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Restricted Stock Units to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result.

(b)    Prior to any relevant taxable or tax withholding event, as applicable, you agree to make adequate arrangements satisfactory to Capital One and/or your Employer to satisfy all Tax-Related Items. In this regard, you authorize Capital One, your Employer or an agent of Capital One or your Employer to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following:

(i)    by withholding from your wages or other cash compensation paid to you by Capital One and/or your Employer;

(ii)    by Capital One’s designated agent automatically withholding the number of Shares having a Fair Market Value equal to the amount required to be withheld and delivering the proceeds thereof to Capital One;

(iii)    by withholding from proceeds of the sale of Shares acquired upon settlement of the Restricted Stock Units either through a voluntary sale or through a mandatory sale arranged by Capital One (on your behalf pursuant to this authorization without further consent); or

(iv)    by such other methods as Capital One may make available from time to time.

If you are subject to Tax-Related Items in more than one jurisdiction between the Date of Grant and the date of any relevant taxable or tax withholding event, as applicable, you acknowledge that Capital One and/or your Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Depending on the withholding method, Capital One may withhold or account for Tax-Related Items by considering applicable statutory minimum withholding rates (as determined by Capital One in good faith and in its sole discretion) or other applicable withholding rates. If the obligation for Tax-Related Items is satisfied by withholding from the Shares to be delivered upon settlement of the Restricted Stock Units, for tax purposes, you are deemed to have been issued the full number of Shares subject to the vested Restricted Stock Units notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items.

You agree to pay to Capital One or your Employer any amount of Tax-Related Items that Capital One or your Employer may be required to withhold or account for as a result of your participation in the Plan that cannot be satisfied by the means previously described. Capital One may refuse to issue or deliver the Shares (or cash payment) or the proceeds from the sale of Shares if you fail to comply with your obligations in connection with the Tax-Related Items.

8. Nature of Grant. In accepting the grant of Restricted Stock Units, you acknowledge, understand and agree that:

(a)    the Plan is established voluntarily by Capital One, it is discretionary in nature and it may be modified, suspended or terminated by the Committee at any time, as provided in the Plan and this Agreement;

(b)    the grant of Restricted Stock Units is voluntary and occasional and does not create any contractual or other right to receive future grants of Restricted Stock Units, or benefits in lieu of Restricted Stock Units, even if Restricted Stock Units have been granted in the past;

(c)    all decisions with respect to future grants of Restricted Stock Units or other grants, if any, will be at the sole discretion of Capital One, including, but not limited to, the form and timing of an Award, the number of shares of Common Stock subject to an Award, and the vesting provisions applicable to the Award;

(d)    the grant of Restricted Stock Units and your participation in the Plan shall not create a right to employment or be interpreted as forming an employment or service contract with Capital One, your Employer or any Affiliate and shall not interfere with the ability of your Employer to terminate your employment or service relationship;

(e)    you are voluntarily participating in the Plan;

(f)    the Restricted Stock Units and the Shares subject to the Restricted Stock Units are not intended to replace any pension rights or compensation;

(g)    the Restricted Stock Units, the Shares subject to the Restricted Stock Units and the value of same, are an extraordinary item of compensation outside the scope of your employment (and employment contract, if any) and is not part of normal or expected compensation for any purpose, including, without limitation, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;

(h)    the future value of the Shares underlying the Restricted Stock Units is unknown, indeterminable and cannot be predicted with certainty;

(i)    unless otherwise determined by the Committee in its sole discretion, a termination of employment shall be effective from the date on which active employment or service ends and shall not be extended by any statutory or common law notice of termination period; the Committee or its delegate shall have the exclusive discretion to determine when a termination of employment occurs for purposes of this grant of Restricted Stock Units;

(j)    no claim or entitlement to compensation or damages shall arise from forfeiture of the Restricted Stock Units resulting from your ceasing to have rights under or to be entitled to Restricted Stock Units, whether or not as a result of your a termination of employment (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any);

(k)    if you reside or are employed outside the United States, you acknowledge and agree that neither Capital One nor any Affiliate shall be liable for any exchange rate fluctuation between your local currency and the United States Dollar that may affect the value of the Restricted Stock Units or of any amounts due pursuant to the settlement of the Restricted Stock Units or the subsequent sale of any Shares acquired upon settlement.

CANADA
1.Settlement in Shares. Notwithstanding any provision in the Agreement or Plan to the contrary, vested Restricted Stock Units shall be settled only in Shares (and not in cash).

2.Use of English Language / Langue anglaise. I confirm that I have read and understood the Agreement and the Plan, which were provided in the English language. I accept the terms of those documents accordingly. I acknowledge that it is my express wish that the Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English. Je confirme avoir lu et compris l’entente et le plan qui m’ont été communiqués en langue anglaise. J’accepte les conditions énumérées dans ces documents en pleine connaissance de cause. Je reconnais avoir expressément exigé la rédaction en anglais de l’entente, ainsi que de tous documents exécutés, avis donnés ou procédures judiciaires intentées, directement ou indirectement, relatifs à, ou suite à, l’entente.

3.Termination of Employment. For purposes of the Agreement, a termination of employment is determined to occur upon the earliest of the following: (a) the date upon which you receive written notice of termination, regardless of any notice period or period of pay in lieu of such notice mandated under the employment laws of the jurisdiction in which you are employed or the terms of your employment agreement; or (b) the date on which you are no longer actively employed or actively providing services.

UNITED KINGDOM

1.Responsibility for Taxes; Tax Withholding. Notwithstanding any provision in the Agreement or Addendum to the contrary, the following provision shall replace Section 5 of the Agreement in its entirety:
5.    Responsibility for Taxes; Tax Withholding.
(a)    You acknowledge that, regardless of any action taken by Capital One or your Employer, the ultimate liability for all income tax, primary Class 1 National Insurance contributions (“NICs”), social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items attributable to or payable in connection with or pursuant to the grant or vesting of any of your Restricted Stock Units and the acquisition of Shares, the release or assignment of any Restricted Stock Units for consideration, or the receipt of any other benefit in connection with the Restricted Stock Units (“Tax-Related Items”) required to be paid or withheld in connection with the Restricted Stock Units, is and remains your responsibility and may exceed the amount actually withheld by Capital One or your Employer. You further acknowledge that Capital One and your Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Restricted Stock Units, including (without limitation), but not limited to, the grant, vesting or settlement of the Restricted Stock Units, the subsequent sale of Shares acquired pursuant to such settlement and the receipt of any dividend equivalents and/or dividends; and (2) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Restricted Stock Units to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result.
(b)    Prior to any relevant taxable or tax withholding event, as applicable, you agree to make adequate arrangements satisfactory to Capital One and/or your Employer to satisfy all Tax-Related Items. In this regard, you authorize Capital One, your Employer or an agent of Capital One or your Employer to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following:

(i)    by withholding from your wages or other cash compensation paid to you by Capital One and/or your Employer;

(ii)    by Capital One’s designated agent automatically withholding the number of Shares having a Fair Market Value equal to the amount required to be withheld and delivering the proceeds thereof to Capital One;

(iii)    by withholding from proceeds of the sale of Shares acquired upon settlement of the Restricted Stock Units either through a voluntary sale or through a mandatory sale arranged by Capital One (on your behalf pursuant to this authorization without further consent); or

(iv)    by such other methods as Capital One may make available from time to time.

If you are subject to Tax-Related Items in more than one jurisdiction between the Date of Grant and the date of any relevant taxable or tax withholding event, as applicable, you acknowledge that Capital One and/or your Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Depending on the withholding method, Capital One may withhold or account for Tax-Related Items by considering applicable statutory minimum withholding rates (as determined by Capital One in good faith and in its sole discretion) or other applicable withholding rates. If the obligation for Tax-Related Items is satisfied by withholding from the Shares to be delivered upon settlement of the Restricted Stock Units, for tax purposes, you are deemed to have been issued the full number of Shares subject to the vested Restricted Stock Units notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items.
You agree to pay to Capital One or your Employer any amount of Tax-Related Items that Capital One or your Employer may be required to account to HM Revenue & Customs (“HMRC”) with respect to the event giving rise to the Tax-Related Items (the “Chargeable Event”) that cannot be satisfied by the means previously described. If payment or withholding is not made within 90 days after the end of the U.K. tax year in which the Chargeable Event occurs or such other period specified in section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003 (the “Due Date”), you agree that the amount of any uncollected income tax shall (assuming you are not a director or executive officer of the Company (within the meaning of Section 13(k) of the U.S. Securities and Exchange Act of 1934, as amended), constitute a loan owed by you to the Company or Employer, effective on the Due Date. You agree that the loan will bear interest at the then-current HMRC Official Rate and it will be immediately due and repayable, and the Company or Employer may recover it at any time thereafter by any of the means referred to above.
Notwithstanding the foregoing, if you are a director or executive officer of the Company (within the meaning of Section 13(k) of the U.S. Securities Exchange Act of 1934, as amended), you understand that you shall not be eligible for such a loan from the Company to cover the uncollected income tax. In the event that you are such a director or executive officer and the income tax is not collected from or paid by you by the Due Date, you understand that the amount of any uncollected income tax may constitute a benefit to you on which additional income tax and NICs may be payable. You understand and acknowledge that you will be responsible for reporting any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for reimbursing the Company or your Employer, as applicable, for any employee NICs due on this additional benefit, which may be recovered from you by the Company or your Employer at any time thereafter by any of the means referred to above.
Capital One may refuse to issue or deliver the Shares (or cash payment) or the proceeds from the sale of Shares if you fail to comply with your obligations in connection with the Tax-Related Items.
2.    Exclusion of Claim. You acknowledge and agree that you will have no entitlement to compensation or damages,

insofar as such entitlement arises or may arise from your ceasing to have rights under or to be entitled to vest in the Restricted Stock Units, whether or not as a result of your termination (whether such termination is in breach of contract or otherwise), or from the loss or diminution in value of the Restricted Stock Units. Upon the grant of the Restricted Stock Units, you shall be deemed to have irrevocably waived any such entitlement.
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